NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries	Media

	StemCells, Inc. Megan Meloni (650) 475-3105	Russo Partners Ian Stone (619) 528-2220 David Schull (212) 845-4271

STEMCELLS, INC. REPORTS FOURTH QUARTER AND FISCAL 2010
FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

PALO ALTO, Calif., March 11, 2011 – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today reported financial results for the fourth quarter and year ended December 31, 2010 and recent business highlights.

“In 2010 we made significant progress towards achieving our business imperative of translating groundbreaking science into breakthrough medicine for disorders of the central nervous system,” said Martin McGlynn, President and CEO of StemCells, Inc. “To date, ten patients have been successfully transplanted with our HuCNS-SC® cells, our human safety database is growing and continues to be very encouraging, the cells required for use in our future clinical trials have been banked, and we are well on our way to broadening our clinical development program beyond the brain to also include the spinal cord and the eye.

“The capital markets remain challenging for small cap biotech stocks, so we continue to look for ways to minimize our appetite for dilutive equity–based financings by reducing infrastructure and G&A expenses, increasing revenues from product sales in our small, but rapidly growing SC Proven® media and reagents business, and monetizing some of our investments in non-core assets.”

Highlights for 2010 and Significant Recent Events

Therapeutic Product Development

•	In February 2010, the first patient in a Phase I trial of our HuCNS-SC human neural stem cells in Pelizaeus-Merzbacher Disease (PMD) was enrolled and dosed at UCSF Benioff Children’s Hospital, marking the first time that neural stem cells have been transplanted as a potential treatment for a myelination disorder. In February 2011, the fourth and final patient in this trial was enrolled and transplanted with our HuCNS-SC cells. Results of this trial will be reported in early 2012.

•	In August 2010, we published new preclinical data demonstrating that our proprietary human neural stem cells restore lost motor function in mice with chronic spinal cord injury. This is the first published study to show that human neural stem cells can restore mobility even when administered at time points beyond the acute phase of trauma, suggesting the prospect of treating a much broader population of injured patients than previously demonstrated. The paper was published in the international peer-reviewed journal PLoS ONE.

•	In October 2010, we initiated a Phase Ib clinical trial of our HuCNS-SC cells in neuronal ceroid lipofuscinosis (NCL, also often referred to as Batten disease). The goal of the Phase Ib trial is to enroll six patients with less advanced stages of the disease than those who participated in our Phase I NCL trial. This Phase Ib trial is being conducted at Oregon Health & Science University (OHSU) Doernbecher Children’s Hospital.

•	In December 2010, we received authorization from Swissmedic, the Swiss regulatory agency, to initiate a Phase I/II clinical trial in Switzerland of our HuCNS-SC product candidate in chronic spinal cord injury. The trial is designed to assess both safety and preliminary efficacy in patients with varying degrees of paralysis who are three to 12 months post-injury, and will progressively enroll patients based upon the severity of injury.

Tools and Technologies Programs

•	In January 2010, we launched GS1-R™, the first commercially available cell culture medium to enable the derivation, maintenance and growth of true (germline competent) rat embryonic stem cells. GS1-R is expected to have significant utility in the creation of genetically engineered rat models of human disease for use in academic, medical and pharmaceutical research.

•	In February 2010, we launched GS2-M™, a new cell culture medium that enables the derivation and long-term maintenance of true mouse induced pluripotent stem (iPS) cells. GS2-M has been shown to increase the efficiency of reprogramming ’pre-iPS’ cells to derive fully pluripotent stem cells, and to maintain mouse iPS cells in a pluripotent state in long-term culture.

•	In June 2010, published independent research demonstrated that our GS2-M cell culture media formulation enhances the pluripotency of human embryonic stem and induced pluripotent stem (iPS) cells. Our GS2-M medium has already been shown to enable the derivation and long-term maintenance of mouse iPS cells. With this new application of GS2-M, researchers may now be able to significantly advance human pluripotent stem cell research.

•	In October 2010, we launched NDiff® N2, a defined serum-free cell culture supplement that has demonstrated utility for the in vitro neural differentiation of mouse embryonic stem cells, and a range of other applications, including the derivation, maintenance and expansion of neural stem cells and the differentiation of human and mouse neural stem cells into functional neurons.

•	In December 2010, we launched STEM101™, STEM121™ and STEM123™, three new antibody reagents that significantly improve the visualization of human cells, including human stem cells and their progeny. These high potency antibody reagents, which expand the range of our SC Proven portfolio of research products, provide tools for the detection, tracking and characterization of human cells both in vitro and in vivo when transplanted into animal models of human diseases.

•	In January 2011, we launched STEM24™ and STEM133™, two new antibody reagents that have utility for the detection of a range of different human cell types.

Intellectual Property and Licensing Activities

•	In March 2010, the United Kingdom (UK) Intellectual Property Office granted us patent number GB2451523 with broad claims covering true (germline competent) rat stem cells and genetically engineered rats derived from these cells. The patented technology is expected to have significant utility to academic and pharmaceutical industry researchers by enabling them to create novel rat models for the study of human diseases.

•	In August 2010, independent researchers used our technology to achieve the first genetically engineered rat derived from rat embryonic stem cells. This breakthrough work, published in the international peer-reviewed journal Nature, makes possible the types of genetic manipulations previously only possible in mice. Both mice and rats are used as animal models of human disease; however certain aspects of the rat’s physiology, behavior, and metabolism are closer to the human, making rats the preferred species for drug development and studying human disease.

Financing and Other Business-related Activities

•	In June 2010, we appointed R. Scott Greer to our Board of Directors. Mr. Greer is a successful entrepreneur with a proven track record in developing and growing life sciences companies, and adds more than twenty-five years of life sciences and financial services industry experience to our Board. In addition, we established as a standing committee of the Board a Strategic Transactions Committee, which Mr. Greer chairs.

•	In June 2010, we raised gross proceeds of $6,055,000 through the sale of 7,000,000 shares of common stock to an institutional investor at a price of $0.865 per share. No warrants were issued in this transaction.

•	In October 2010, we were awarded cash grants totaling $978,000 for projects related to our CNS and Liver programs. These grants were certified under the federal government’s Qualifying Therapeutic Discovery Project (QTDP) program, which was created as part of the Patient Protection and Affordable Care Act of 2010. All four project applications submitted by us were approved, and we received the entire grant amounts in December 2010.

•	In January 2011, we raised gross proceeds of $10,000,000 through the sale of 10,000,000 shares of common stock to selected institutional investors at a price of $1.00 per share. The investors were also granted an option to purchase an additional 6,000,000 shares at $1.00 per share. The option was not exercised and expired on February 18, 2011.

Fourth Quarter and Full-Year Financial Results

For the fourth quarter of 2010, the Company reported a net loss of $8,957,000, or $(0.07) per share, compared with a net loss of $5,234,000, or $(0.05) per share, for the fourth quarter of 2009. Loss from operations in the fourth quarter of 2010 amounted to $7,706,000, or 5% lower than the loss from operations of $8,081,000 in the fourth quarter of 2009.

Total revenue increased 67% during the fourth quarter of 2010 to $699,000, compared to $418,000 in the same period of 2009, primarily due to the receipt of a milestone payment from a licensee, as well as higher product sales revenue from the Company’s SC Proven line of media and reagents.

Other income (expense) in the fourth quarter of 2010 was $(1,251,000) compared to $2,847,000 in the fourth quarter of 2009. The increased expense in the fourth quarter of 2010 reflects an increase in the estimated fair value of warrant liability of $2,179,000, which was partially offset by $978,000 in grants received under the federal government’s Qualifying Therapeutic Discovery Project (QTDP) program.

For the full year 2010, the Company reported a net loss of $25,244,000, or $(0.20) per share, compared with a net loss of $27,026,000, or $(0.25) per share, for 2009. Loss from operations was $29,359,000, which was essentially flat compared to $29,378,000 for 2009.

Total revenue in 2010 was $1,427,000, a 44% increase over total revenue of $993,000 reported in 2009. Licensing and grant revenue increased 53% in 2010 compared to 2009, while product sales revenue from the Company’s SC Proven line of media and reagents increased 29% over 2009.

Total operating expenses in 2010 were $30,618,000, a 2% increase compared to $30,110,000 in 2009. Research and development expenses in 2010 were $21,019,000, compared to $19,930,000 in 2009. Selling, general and administrative expenses in 2010 were $9,377,000, a 2% decrease compared to $9,530,000 in 2009.

Other income in 2010 was $4,115,000, compared with $2,352,000 in 2009. Other income in both periods was primarily driven by a decrease in the estimated fair value of warrant liability, which totaled $3,005,000 in 2010 and $1,899,000 in 2009. Other income in 2010 also included $978,000 in grants received under the QTDP program.

For the full year 2010, cash used in operations totaled $24,520,000, compared to $24,683,000 in 2009. At December 31, 2010, the Company’s cash, cash equivalents and marketable debt securities totaled $19,708,000. On January 10, 2011, the Company raised approximately $9,400,000 in net proceeds through the sale to institutional investors of 10,000,000 shares of common stock at $1.00 per share. On a pro forma basis, including the net proceeds from the sale of these shares, the Company’s cash, cash equivalents and marketable debt securities at December 31, 2010 would be $29,108,000.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. In its therapeutic product development programs, StemCells is targeting disorders of the central nervous system and the liver. StemCells’ lead product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in clinical development for spinal cord injury and two fatal neurodegenerative disorders in children, and in preclinical development for retinal disorders such as age-related macular degeneration. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the adequacy of our banked cells to conduct our clinical studies; the possibility of dilutive equity-based financing; the prospects for reducing infrastructure and G&A expenses; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; and the Company’s ability to monetize some of its investments and non-core assets and to secure partnering and licensing opportunities. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of NCL, PMD or any other condition; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in NCL, PMD, spinal cord injury or in future clinical trials of proposed therapies for other diseases or conditions such as age-related macular degeneration; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials in NCL, PMD, spinal cord injury, age-related macular degeneration, or in proposed therapies for other diseases or conditions; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the Company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31		December 31
	2010	2009	2010	2009
Revenue:
Revenue from licensing agreements and grants	$519	$308	$928	$608
Revenue from product sales	180	110	499	385

Total revenue	699	418	1,427	993
Cost of product sales	64	60	168	261

Gross profit	635	357	1,259	732

Operating expenses:
Research and development	5,923	5,651	21,019	19,930
Selling, general and administrative	2,487	2,678	9,377	9,530
Wind-down expenses	(69)	110	222	650

Total operating expenses	8,341	8,438	30,618	30,110

Loss from operations	(7,706)	(8,081)	(29,359)	(29,378)

Other income (expense):
Qualifying therapeutic discovery project grant	978	—	978	—
Realized gain on sale of marketable securities	—	9	—	407
Change in fair value of warrant liability	(2,179)	2,721	3,005	1,899
Interest expense, net	(19)	(14)	(67)	(43)
Other income (expense), net	(31)	131	199	90

Total other income (expense), net	(1,251)	2,847	4,115	2,352

Net loss	$(8,957)	$(5,234)	$(25,244)	$(27,026)

Basic and diluted net loss per share	$(0.07)	$(0.05)	$(0.20)	$(0.25)

Shares used to compute basic and diluted
loss per share	127,124,022	114,870,995	123,302,992	106,045,961

StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2010	December 31, 2009

ASSETS:
Current Assets:
Cash & cash equivalents	$19,708	$38,618
Marketable securities	191	197
Other current assets	1,270	1,326

Total current assets	21,169	40,141

Property, plant and equipment, net	2,627	2,857
Goodwill and other intangible assets, net	4,874	5,667
Other assets, non-current	1,932	2,525

Total assets	$30,602	$51,190

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	5,528	6,530
Fair value of warrant liability	6,672	9,677
Other non-current liabilities	2,921	4,488
Stockholders’ equity	15,481	30,495
Total liabilities and stockholders’ equity	$30,602	$51,190

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